                                    DELAWARE
                                    --------
                                The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TRIBEWORKS, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF SEPTEMBER, A.D. 2005, AT 9:48 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


















                                       Harriet Smith Windsor
                                       ----------------------------
                                       Harriet Smith Windsor, Secretary of State
3143589  8100  [CERTIFICATE]                 AUTHENTICATION: 4145592

050738814                                              DATE: 09-09-05

                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                 SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                                TRIBEWORKS, INC.


        Tribeworks, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware,

        DOES HEREBY CERTIFY:

        that, pursuant to authority conferred upon the board of directors of the Company (the "Board") by the Certificate of Incorporation of the Company, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended (the "DGCL"), such Board, by unanimous written consent of its members dated effective August 31, 2005, filed with the minutes of the Board, adopted a resolution providing for the issuance of a series of One Million One Hundred Eighty Thousand (1,180,000) shares of Series B Convertible Redeemable Preferred Stock, which resolution is as follows:

        RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Company's Certificate of Incorporation, a series of Preferred Stock of the Company be and hereby is created, such series of Preferred Stock to be designated Series B Convertible Redeemable Preferred Stock, to consist of One Million One Hundred Eighty Thousand (1,180,000) shares, to be issued at a price of $0.50 per share (the "Stated Value"), with the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of such series to be as set forth in the Certificate of Designation.

        The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1. DESIGNATION AND AMOUNT. The shares of such series shall have a Stated Value of $0.50 per share and shall be designated as Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be One Million One Hundred Eighty Thousand (1,180,000).

2. RANK. The Series B Preferred Stock shall rank prior to all of the Company's common stock, par value $0.0004 per share ("Common Stock") and parri passu to the Company's Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), in each case, with respect to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

3.      DIVIDENDS.

        (a) Dividends on Series B Preferred Stock. Beginning on the date of issuance, holders of shares of Series B Preferred Stock shall be entitled to receive annual cumulative dividends equal to ten percent (10%) of the aggregate Liquidation Preference (which shall be the Stated Value of the Series B Preferred Stock, plus accrued but unpaid dividends, if any) per share of Series B Preferred Stock. Accrued dividends with respect to each share of Series B Preferred Stock shall be paid in cash or in shares of the Company's common stock, par value $0.0004 per share ("Common Stock"), at the Company's sole option.

        (b) Restrictions on Dividends on Common Stock. During such time as any Series B Preferred Stock is outstanding, the Company shall not declare or pay any dividend on shares of Common Stock unless the holders of the then outstanding shares of Series B Preferred Stock shall have received all accrued dividends as described in
                Section 3(a) above prior to the declaration and payment of a dividend on the Common Stock.

        (c) Payments to Holders of Series B Preferred Stock. Each such dividend shall be payable to the holders of the Series B Preferred Stock of record as they appear on the stock ledger of the Company on the record date of such dividend. No dividend shall be declared or paid if such declaration or payment would cause the Company to violate any provision of the DGCL.

4.      LIQUIDATION PREFERENCE.

        (a) Preferential Distributions. The initial liquidation preference (the "Liquidation Preference") of the Series B Preferred Stock shall be an amount equal to $0.50 per share (subject to adjustment upward to the extent required to satisfy the dividend preference requirements of Section 3). In the event of any voluntary or involuntary liquidation (including a partial liquidation, dissolution or winding up of the affairs of the Company), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Company's funds legally available for distribution to its stockholders an amount in cash equal to the Liquidation Preference for each share of Series B Preferred Stock outstanding in parity with any distribution to the holders of Series A Preferred Stock but before any payment shall be made or any assets distributed to the holders of any Common Stock. If the assets of the Company are insufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        (b) Certain Transactions. For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the assets or property of the Company or the statutory exchange or consolidation or merger of the Company with or into one or more entities, shall be deemed to be a liquidation, dissolution, or winding up of the Company (collectively, a "Liquidity Event"), unless the holders of all of the then outstanding shares of Series B Preferred Stock shall elect not to treat any such transaction as a liquidation, dissolution or winding up of the Company, in which case Section 6(c) shall apply.

        (c) Actions upon Merger, Consolidation, Etc. Prior to the closing of a transaction described in Section 4(b) which would constitute a Liquidity Event, the Company shall either (i) make all distributions it is required to make to the holders of Series B Preferred Stock pursuant to the first sentence of Section 4(a), or (ii) set aside sufficient funds from which all such cash distributions required to be made to the holders of Series B Preferred Stock can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the holders of Series B Preferred Stock immediately after the consummation of such sale. In the event that the Company has not fully complied with any of the foregoing alternatives, the Company shall either: (i) cause such closing to be postponed until such distributions have been made, or (ii) cancel such transaction, in which event the rights of the holders of shares of Series B Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

5.      REDEMPTION.

        (a) Redemption at the Company's Option. At any time on or after the date of issuance (an "Optional Redemption Date"), the Company may, at its election, redeem all, but not less than all, of the shares of Series B Preferred Stock then outstanding on such Optional Redemption Date.

        (b) Redemption Payment. The aggregate Redemption Price (as defined in Section 5(c) below) payable to each holder of shares of Series B Preferred Stock pursuant to this Section 5 shall be paid to such holder in a single lump-sum payment.

        (c) Redemption Price. The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed pursuant to this Section 5 shall be $0.50 per share of Series B Preferred Stock plus any accrued but unpaid dividends thereon. If on or before the Optional Redemption Date all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the prorata benefit of the holders of the Series B Preferred Stock, so as to be and continue to be available therefor, then from and after the Optional Redemption date, notwithstanding that any certificate for shares of the Series B Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to shares of the Series B Preferred Stock shall forthwith on the

                Optional Redemption Date cease and terminate except only as to the right of the holders thereof to receive the Redemption Price of such Shares so to be redeemed. Any monies set aside by the Company and unclaimed at the end of five (5) years from the Optional Redemption Date shall revert to the general funds of the Company (provided that the holders of the Series B Preferred Stock have received notice of the redemption within thirty (30) days after the Optional Redemption Date.

        (d)     Equitable Adjustment. The Redemption Price set forth in this
                Section 5 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series B Preferred Stock.

        (e) Redemption Notice. At least thirty (30) days prior to the Optional Redemption Date described specified in Section 5(a) above, written notice (hereinafter referred to as the "Redemption Notice") shall be delivered by the Company to each holder of record of Series B Preferred Stock, at such holder's address as shown on the stock ledger of the Company or its transfer agent, if applicable. The Redemption Notice shall contain the following information:

                (i) a statement that the Company intends to redeem all the shares of Series B Preferred Stock held by the holder and subject to redemption on such date, and the total number of shares of Series B Preferred Stock held by all holders which the Company has determined will be redeemed on such date;

                (ii) the Redemption Date and the applicable Redemption Price (subject to the provisions of Section 5(c) above); and

                (iii) a statement that the holder is to surrender to the Company, at the place designated in the Redemption Notice or to the Company's designated transfer agent (the "Transfer Agent"), its certificate or certificates representing all of the shares of Series B Preferred Stock so to be redeemed.

        (f) Notice of Acknowledgement. Within thirty (30) days after receipt of a Redemption Notice, any holder of Series B Preferred Stock shall provide the Company with written notice of such holder's acknowledgement of the Company's intention to redeem his shares, which notice shall specify the number of shares to be redeemed. All notices hereunder shall be deemed to have been given if personally delivered, sent by facsimile transmission, prepaid overnight courier, or certified or registered mail.

        (g) Surrender of Certificates. Each holder of shares of Series B Preferred Stock shall surrender the certificate(s) representing such shares to be redeemed to the Company at the address specified in the Redemption Notice or to the Transfer

                Agent, and thereupon the Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be cancelled and retired.

        (h) Option to Convert. After receipt of the Redemption Notice and prior to the close of business on the business day prior to the Redemption Date, the holders of the Series B Preferred Stock so called for redemption may convert such stock, or any number of shares thereof, into Common Stock in accordance with the conversion privileges set forth in Section 6 hereof. Unless: (i) the holder of shares of Series A Preferred Stock to whom such Redemption Notice has been duly given shall have exercised its rights to convert in accordance with Section 6 hereof; or (ii) the Company shall default in the payment of the Redemption Price as set forth in the Redemption Notice (or as determined in accordance with the provisions Section 5(c)), upon such Redemption Date such holder shall no longer have any voting or other rights with respect to such shares, except the right to receive the monies payable upon such redemption from the Company, without interest thereon, upon surrender (and endorsement, if required by the Company or the Transfer Agent) of the certificate(s), and the shares represented thereby shall no longer be deemed to be outstanding as of the Redemption Date. In the event a holder of Series B Preferred Stock provides the Company with notice of conversion of all or a portion of such Series B Preferred Stock into shares of Common Stock on or after any Redemption Notice is provided, the holder shall have be deemed to have converted such shares as of the Redemption Date; provided, however, that in the event the Company shall default in the payment of the Redemption Price as set forth in such Redemption Notice (or as determined in accordance with the provisions Section 5(c)), the conversion shall not be effective unless the holder of the Series B Preferred Stock electing to convert provides written notice to the Company within twenty
                (20) days of the purported Redemption Date of his desire to effect such conversion.

        (i) Status. All shares of Series B Preferred Stock so redeemed shall have the status of authorized but unissued preferred stock, but such shares so redeemed shall not be reissued as shares of Series B Preferred Stock created hereby.

        (j) Common Stock Reservation. If the Company calls for redemption of the Series B Preferred Stock, it shall reserve sufficient shares of Common Stock for the purpose of issuing such shares of Common Stock to holders of Series B Preferred Stock that determine to convert such shares of Series B Preferred Stock into Common Stock pursuant to the provisions of this Section 5.

6. CONVERSION. The Series B Preferred Stock shall be convertible as follows (the "Conversion Rights"):

        (a) Each share of Series B Preferred Stock shall be convertible, at the sole option of the Company, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is determined by dividing $0.50 per share by the Conversion Price for the Series B Preferred Stock in effect on the date of such conversion. The conversion price shall be $0.50 (such price being referred to as the "Conversion Price").

        (b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate offices, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

        (c) Reorganizations and Recapitalizations. If at any time or from time to time there shall be a reorganization or recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 4 hereof), then, as a condition of such reorganization or recapitalization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made, in the good faith determination of the Board of Directors of the Company, in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this
                Section 6 (including adjustment of the Conversion Price then in effect and the number of shares receivable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

        (d) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action (including the reduction of par value of the Common Stock or the Series B Preferred Stock) as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock.

        (e) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and there shall be no payment to a holder of Series B Preferred Stock for any such rounded fractional shares. Whether or not fractional shares result from such conversions shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

        (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

        (g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, then in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (h) Notices. In the event that the Company shall propose at any time:

                (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other rights;

                (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                (iv) to merge or consolidate with or into any other Company, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

                        then, in connection with each such event, the Company shall send to the holders of the Series B Preferred
                        Stock:

                        (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsections (h)(iii) and (h)(iv) above; and

                        (B) in the case of the matters referred to in subsections (h)(iii) and (h)(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such events or the record date for the determination of such holders if such record date is earlier).

        Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if sent by facsimile, by telex, or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

7. VOTING RIGHTS. Except as otherwise required by the DGCL, this Certificate of Designation, or the Company's Certificate of Incorporation, the holders of the Series B Preferred Stock shall have no voting rights, and no consent of any holder shall be required for the taking of any corporate action.

8. WARRANT. In the event of conversion of the outstanding shares of Series B Preferred Stock, the Company shall issue to each holder of Series B Preferred Stock a one year warrant to purchase one (1) share of Common Stock at a strike price of US 1.00 for each share of Common Stock (the "Warrants") for each two
(2) shares of Series B Preferred Stock so converted.

9. RESTRICTIONS AND LIMITATIONS. So long as any shares of Series B Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of at lease sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

        (a) effect any amendment of the Company's Certificate of Incorporation or By-Laws which would materially adversely affect the rights of the Series B Preferred Stock; or

        (b) amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to adversely affect the holders of shares of Series B Preferred Stock.

10. TRANSFERABILITY. The Series B Preferred Stock shall not be transferable by the holders.

11. PAYMENT OF TAXES. The issuance and delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock shall be made without charge to the holder of Series B Preferred Stock for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer and delivery of shares in a name other than that of the holder of the Series B Preferred Stock that has been converted.

12. NOTICE TO THE COMPANY. Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (i) if to the Company, to its office at 243 Front Street, San Francisco, CA 94111, Attention: Peter B. Jacobson, CEO, and (2) if to a holder of the Series B Preferred Stock, to such holder at the address of such holder as listed in the stock ledger of the Company or to such other address as the Company or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five
(5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed upon the same day by overnight courier.

13. STATUS OF REDEEMED, CONVERTED OR UNISSUED SHARES OF SERIES B PREFERRED STOCK. Any Series B Preferred Stock redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such Series B Preferred Stock and shall be retired promptly after the acquisition thereof. Further, no shares of Series B

Preferred Stock shall be issued by the Company after September 30, 2005. Any shares of Series B Preferred Stock that are not issued by September 30, 2005, shall return to the status of undesignated shares of preferred stock of the Company.

14. PREFERENCE RIGHTS. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more additional series of preferred stock of the Company that is/are senior in rights and preferences to the Series B Preferred Stock.








                            (EXECUTION PAGE FOLLOWS)

        IN WITNESS WHEREOF, Tribeworks, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Peter B. Jacobson, its Chief Executive Officer and Robert Gardner, its Secretary, as of this 6th day of September, 2005.



                                               /s/ PETER B. JACOBSON
                                               ---------------------------------
                                               PETER B. JACOBSON,
                                               Chief Executive Officer


                                               /s/ ROBERT C. GARDNER
                                               ---------------------------------
                                               ROBERT C. GARDNER,
                                               Secretary